Contact:   Edward F. Seserko

    President and CEO
    (412) 681-8400

     For Immediate Release
     January 20, 2012

EUREKA FINANCIAL CORP. ANNOUNCES EARNINGS
FOR THE THREE MONTHS ENDED DECEMBER 31, 2011

Pittsburgh, Pennsylvania – Eureka Financial Corp. (the “Company”), the parent holding company for Eureka Bank (the “Bank”), today announced net income for the three months ended December 31, 2011 of $388,000, or $0.31 diluted earnings per share, as compared to net income of $242,000, or $0.19 diluted earnings per share, for the three months ended December 31, 2010.  The increase in net income was primarily attributable to an increase in net interest income due to an increase in net loans receivable and investment securities and a 50 basis point reduction in our cost of funds, which decreased from 1.69% at December 31, 2010, to 1.19% at December 31, 2011.  The increase in net interest income was partially offset by an increase in income tax expense, due to the higher earnings for the quarter.

President and Chief Executive Officer Edward Seserko stated, “The Company had a very strong quarter to start fiscal year 2012.  The Company’s assets increased $6.2 million, or 4.8%, from $131.0 million at December 31, 2010 to $137.2 million at December 31, 2011, primarily due to a $1.5 million, or 5.9%, increase in cash and investments and a $7.9 million, or 7.9%, increase in loans. The increase in cash and investments was primarily due to additional securities purchased with the proceeds from our second-step conversion, which was completed in February 2011.  At December 31, 2011, the Bank remains well capitalized with a core capital ratio of approximately 14.21%, which exceeds regulatory requirements.  Also, non-accruing loans, or loans over 90 days delinquent, consisted of only one loan totaling $6,000 at December 31, 2011, on a loan portfolio in excess of $106 million.”

The Bank, founded in 1886, is a federally chartered stock savings bank and operates two offices in the Pittsburgh metropolitan area.  The Company’s common stock trades in the over-the-counter market under the symbol “EKFC.”

The foregoing material may contain forward-looking statements concerning the financial condition, results of operations and business of the Company.  We caution that such statements are subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements.  The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

EUREKA FINANCIAL CORPORATION
Selected Financial Data
(Dollars in thousands except per share data)

	(Unaudited)
	December 31,	September 30,
	2011	2011

Total assets	$137,238	$137,515
Cash and investments	26,479	28,988
Loans receivable, net	106,811	104,456
Allowance for loan losses	(1,020)	(1,000)
Deposits	113,750	114,784
Total liabilities	115,455	116,050
Stockholders' equity	$21,783	$21,465

Nonaccrual loans	$6	$22
Repossessed real estate	—	—
Total nonperforming assets	$6	$22

Allowance for loan losses to total loans	0.95%	0.96%
Nonperforming loans to net loans	0.01%	0.02%
Nonperforming assets to total assets	0.00%	0.02%
Book value per share	$16.57	$16.33
Number of common shares outstanding	1,314,705	1,314,705

	Three Months Ended December 31, (Unaudited)
	2011	2010
Interest income	$1,727	$1,608
Interest expense	344	487
Net interest income	1,383	1,121
Provision for loan losses	20	17

Net interest income after provision for loan losses	1,363	1,104
Noninterest income	20	19
Noninterest expense	754	711

Income before income taxes	629	412
Income tax expense	241	170

Net income	$388	$242